Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 1, 2011, is by and among USMD Holdings, Inc., a Delaware corporation (“Holdings”), UANT Ventures, L.L.P., a Texas limited liability partnership, (“Ventures”), UANT Acquisition Company, Inc., a Texas corporation and a wholly-owned subsidiary of Ventures (“Merger Sub”) and The Medical Clinic of North Texas P.A., a Texas professional association (“MCNT”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Article VIII herein.

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Ventures shall acquire MCNT by means of a reverse triangular merger, in which MCNT shall merge with and into Merger Sub, with MCNT continuing as the surviving entity and a wholly-owned subsidiary of Ventures (the “Merger”);

WHEREAS, prior to the Closing (as defined below), the holders of all of the issued and outstanding shares of MCNT (the “MCNT Holders”), intend to effect the conversion of MCNT from a Texas professional association to a Texas corporation (the “MCNT Conversion”), pursuant to which all of the capital stock of MCNT issued and outstanding as of immediately prior to the MCNT Conversion shall be converted on a one-to-one basis into shares of common stock, $0.01 par value per share, of the resulting corporation (the “MCNT Stock”);

WHEREAS, prior to the Closing, the holders of all of the outstanding limited liability partnership interests of Ventures (the “Ventures Holders”), intend to effect the conversion of Ventures from a Texas limited liability partnership to a Texas limited partnership (the “Ventures Conversion”);

WHEREAS, prior to the Closing, Urology Associates of North Texas, L.L.P., (“UANT”) intends to convert from a Texas limited liability partnership into a Texas professional limited liability company, and thereafter Ventures intends to acquire UANT by means of a reverse triangular merger, in which UANT shall merge with and into a wholly owned subsidiary of Ventures, with UANT continuing as the surviving entity and a wholly owned subsidiary of Ventures (the “UANT Merger”);

WHEREAS, Ventures, a wholly-owned subsidiary of Ventures that will be formed as a Texas limited liability company (“Impel Merger Sub”) and Impel Management Services, L.L.C., a Texas limited liability company (“Impel”), will be parties to an Agreement and Plan of Merger (the “Impel Agreement”) pursuant to which Ventures shall acquire Impel by means of a reverse triangular merger, in which Impel shall merge with and into Impel Merger Sub, with Impel continuing as the surviving entity and a wholly-owned subsidiary of Ventures (the “Impel Merger”);

WHEREAS, immediately following the Merger, and pursuant to that certain Contribution and Purchase Agreement (the “UANT Agreement”) among Holdings, UANT, Ventures and USMD Inc., a Texas corporation (“USMD”), and certain stockholders of USMD party thereto (the “USMD Stockholders”), dated August 19, 2010 as amended in accordance with the terms of this Agreement, (i) Ventures shall contribute all of its assets, which shall include but not be limited to its equity interests in USMD, MCNT, Impel, and UANT, to Holdings in exchange for the issuance of shares of common stock of Holdings, (ii) certain stockholders of USMD will contribute all of their shares of common stock of USMD to Ventures in exchange for limited partnership interests in Ventures, and (iii) the remaining USMD Stockholders shall contribute their shares of common stock of USMD to Holdings in exchange for the issuance of shares of common stock of Holdings (the “UANT/USMD Contribution”);

WHEREAS, the Parties desire that the transactions contemplated by this Agreement and the Impel Agreement qualify, for United States federal income tax purposes, under Section 721 of the Code; and

WHEREAS, the respective governing boards and boards of directors of Holdings, USMD, Ventures, Merger Sub and MCNT have approved and declared advisable the MCNT Conversion, the Merger, this Agreement and the other transactions contemplated hereby to which the entity it governs is a party.

NOW, THEREFORE, in consideration of the representation, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Merger

1.1 Effective Time. Subject to the provisions of this Agreement, prior to the Closing, Ventures and MCNT shall jointly prepare a certificate of merger to be filed with the Secretary of State of the State of Texas (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the Texas Code. The Merger shall become effective at such time as is indicated in the Certificate of Merger, but in any case on or prior to the Closing (the “Effective Time”).

1.2 Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Texas Code and the separate corporate existence of Merger Sub shall cease and MCNT shall continue as the surviving company in the Merger (MCNT, as the surviving company in the Merger, is sometimes referred to herein as the “Surviving Company”). Subject to the foregoing, from and after the Effective Time, (i) the Surviving Company shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of MCNT and Merger Sub, (ii) the certificate of formation and bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation and bylaws of the Surviving Company, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law and (iii) the board of directors and officers of Merger Sub serving in those positions immediately prior to the Effective Time shall become, as of the Effective Time, and shall remain the board of directors and officers of the Surviving Company after the Merger, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Company and with applicable Law.

1.3 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of MCNT Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Company, and such common stock of the Surviving Company issued in such conversion shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(b) MCNT Stock. Subject to Section 1.3(c), each share of MCNT Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into the right to receive the portion of the Merger Consideration (as defined below) allocable to such share of MCNT Stock as provided under Section 1.4 herein.

(c) Appraisal. Shares of MCNT Stock which are issued and outstanding immediately prior to the Effective Time and which are held by an MCNT Holder, as applicable, who has (i) voted such shares against the Merger (if the Merger was approved at a meeting of the stockholders) or (ii) did not consent to the Merger (if the Merger was approved by written consent of the stockholders) and who has demanded or may properly demand appraisal rights in the manner provided by Section 10.356 of the Texas Code (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Merger Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted by Sections 10.351 through 10.368, inclusive of the Texas Code (the “TX Dissenters Statute”). Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the TX Dissenters Statute shall receive payment therefor from MCNT in accordance with the TX Dissenters Statute; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 10.356 of the Texas Code, (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 10.357 of the Texas Code or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 10.361 of the Texas Code, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Merger Consideration, without interest thereon, as provided in Section 1.4 of this Agreement. The Company shall give Ventures prompt notice of any demands received by the Company for appraisal of any shares of Common Stock.

1.4 Merger Consideration.

(a) Subject to the adjustments set forth in Section 1.4(c) herein, the consideration payable by Ventures to the MCNT Holders (the “Merger Consideration”) shall be paid by Ventures at Closing to such holders in the form of Class C Partnership Interests in Ventures (the “Class C Interests”) equivalent in value to each such MCNT Holder’s pro rata percentage set forth on Schedule 1.4(a) of the “Adjusted Equity Value” of MCNT set forth in Cell Q69 of Schedule 1.4; provided, that the Parties agree and acknowledge that no such consideration shall be paid by Ventures to any holder of Dissenting Shares, it being agreed that such holder shall receive consideration in exchange for his or her Dissenting Shares as set forth in Section 1.3(c) above and any MCNT Holders who are not holders of Dissenting Shares shall not, by virtue of there being any Dissenting Shares, be entitled to receive more than their pro rata percentage set forth on Schedule 1.4(a) of the “Adjusted Equity Value” of MCNT set forth in Cell Q69 of Schedule 1.4.

(b) The Merger Consideration payable hereunder has been derived from the relative fair market values of the businesses of MCNT, Impel, UANT and USMD as determined by fair market value appraisals (and updates to the same) conducted by experienced and independent third party appraisal companies.

(c) The aggregate Merger Consideration payable at Closing shall be adjusted following the Closing based upon changes in the Adjusted Equity Value of MCNT relative to, (i) changes in the Adjusted Equity Value of Impel, (ii) changes in the Adjusted Equity Value of UANT, (iii) changes in the Adjusted Equity Value of Ventures, and (iv) changes in the Adjusted Equity Value of the shares of common stock of USMD contributed to Ventures by USMD shareholders pursuant to the UANT Agreement, in each case between September 30, 2011 and 11:59 p.m. local time in Dallas, Texas on the Closing Date (the “Schedule 1.4 Adjustments”). The Schedule 1.4 Adjustments shall be calculated as follows:

(i) to reflect any changes from December 31, 2011 in “Total Subsidiary Level Debt,” “USMD Corporate Level Debt,” “Ventures/UANT Corporate Level Debt,” “Impel Level Debt,” and “MCNT Corporate Level Debt,” as set forth in Columns D, F, G, H, and I, respectively, of Schedule 1.41;

(ii) to reflect any changes since September 30, 2011 in ownership percentages of the assets or investments held by either USMD, Ventures/UANT, Impel, and MCNT, as reflected in Columns J, L, N, and P, respectively, of Schedule 1.41;

(iii) to reflect on Schedule 1.4 the amount of any “Deferred Payment Obligations” of USMD, Ventures/UANT, Impel, and MCNT as set forth in Cells K62, M62, 062, and Q62, respectively. Such amounts shall be calculated in accordance with the Schedule 1.4 Deferred Payment Obligations as defined in Article IX;

(iv) to reflect the amount of any “Net Working Capital Adjustments” of USMD, Ventures/UANT, Impel, and MCNT in Cells D75 of Schedule 1.42, D68 of Schedule 1.43, D75 of Schedule 1.44, and D75 of Schedule 1.45, respectively; and

(v) to reflect on Schedule 1.41 the amount of any mutually approved capital expenditures since September 30, 2011 relating to fixed assets of USMD, Ventures/UANT, Impel, and MCNT as set forth in Cells K65, M65, 065, and Q65, including without limitation approved capital expenditures for equipment, building or tenant improvements.

(d) For the purposes of computing the adjustments, if any, pursuant to subsection (c) above, no adjustments to the Merger Consideration or Adjusted Equity Values reflected on Row 69 of Schedule 1.4 shall be made to the extent of any amounts already included in the calculations set forth in Rows 62-65 and Row 67 of Schedule 1.4 and the following provisions shall be applicable:

(i) No later than forty-five (45) days following the Closing Date, the MCNT Representative shall prepare and deliver to Ventures a calculation of the Schedule 1.4 Adjustments related to MCNT, based upon its financial statements at and as of the Closing. No later than fifteen (15) days following the delivery by the MCNT Representative of the proposed Schedule 1.4 Adjustments related to MCNT, Ventures shall deliver to the MCNT Representative a calculation of all Schedule 1.4 Adjustments set forth in subsection (c) above. Each of the MCNT Representative and Ventures shall give to the other any information and back-up materials reasonably requested by the requesting Party with respect to the Schedule 1.4 Adjustments.

(ii) The MCNT Representative shall have thirty (30) days following receipt of the calculations of Schedule 1.4 Adjustments to notify Ventures of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. At any time within such thirty (30)-day period, the MCNT Representative shall be entitled to agree with any or all of the items set forth in Ventures’s calculation of the Schedule 1.4 Adjustments.

(iii) If the MCNT Representative does not notify Ventures of any such dispute within such thirty (30)-day period, or notifies Ventures of its agreement with Ventures’s calculations, Ventures’s calculations of the Schedule 1.4 Adjustments shall be final and binding on the Parties and shall be deemed to be final and binding for purposes of any adjustments to consideration made pursuant to the UANT Agreement.

(iv) If the MCNT Representative notifies Ventures of any such dispute within such thirty (30)-day period, the Schedule 1.4 Adjustments shall be resolved as follows:

(A) The MCNT Representative and Ventures shall jointly determine the extent of any Schedule 1.4 Adjustments as promptly as practicable.

(B) In the event that the MCNT Representative and Ventures are unable to agree upon any of the Schedule 1.4 Adjustments, the Parties shall submit such matter to the Dallas, Texas office of Grant Thornton LLP (or if such firm is unwilling or unable to serve, another nationally recognizable accounting firm mutually agreed upon by the Parties), who shall make the final determination with respect to the correctness of the proposed Schedule 1.4 Adjustments in light of the terms and provisions of this Agreement, with such determination being final and binding on the Parties and be final and binding for purposes of any adjustments to consideration made pursuant to the UANT Agreement.

1.5 Closing. The closing (the “Closing”) of the Merger and other transactions contemplated hereby (the “Transactions”) shall take place at the offices of Holdings in Irving, Texas, commencing 9:00 a.m., local time, on the fifth (5th) business day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions, or such other date and time as the Parties may mutually determine (the “Closing Date”). At the Closing, Ventures shall pay and deliver the Merger Consideration and Holdings shall pay the D&O Tail Premium Amount (as defined below) payable pursuant to Section 5.9(c) herein. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.6 Tax Treatment. The parties to this Agreement agree that, for United States federal income tax purposes, the Merger, the Impel Merger and the payment of the Merger Consideration pursuant to the Merger are intended to be, and shall be characterized as, exchanges qualifying under Section 721 of the Code.

1.7 Withholdings. Holdings, Ventures, Merger Sub and MCNT (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any MCNT Holder or any other Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and (B) Holdings shall, or shall cause Surviving Company to, provide to such Person written notice of the amounts so deducted or withheld.

ARTICLE II

Representations and Warranties of MCNT

MCNT hereby makes the following representations and warranties to Ventures and to Holdings as of the Disclosure Schedule Date and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date).

2.1 Organization, Standing and Power. MCNT is duly organized, validly existing and in good standing under the laws of the State of Texas and has the power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Material Adverse Effect. MCNT is duly qualified to do business in the State of Texas. MCNT has delivered to Ventures and to Holdings true and complete copies of the MCNT Constituent Instruments.

2.2 Authority: Execution and Delivery: Enforceability. Subject to the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock of MCNT (the “MCNT Stockholder Vote”), MCNT has all requisite power and authority to execute and deliver this Agreement and to consummate the MCNT Conversion and Transactions. The execution and delivery of this Agreement and the consummation by MCNT of the MCNT Conversion and the Transactions have been duly authorized and unanimously approved by the board of directors of MCNT and, prior to the Closing, each of the MCNT Conversion and the Transactions shall have been authorized and approved by the MCNT Stockholder Vote, and no other proceedings on the part of MCNT are necessary to authorize this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by MCNT and is enforceable against MCNT in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (such exceptions to enforceability, the “Enforceability Exceptions”).

2.3 No Conflicts; Consents. The execution and delivery by MCNT of this Agreement do not, and the consummation by MCNT of the Transactions and compliance with the terms hereof will not, except as set forth on Schedule 2.3 hereto, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien, other than a Permitted Lien, upon any material property or material asset of MCNT under, any provision of (i) the MCNT Constituent Instruments, (ii) the MCNT Conversion Documents, (iii) any Contract to which MCNT or any of its properties or assets is subject, or (iv) any material Law applicable to MCNT or its properties or assets, or (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, by MCNT or any Affiliate thereof except for the filing of a Certificate of Conversion and a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Texas.

2.4 Capital Structure. The capital structure of MCNT as of the Disclosure Schedule Date is as set forth on Schedule 2.4 hereto. The authorized capital stock of MCNT following the consummation of the MCNT Conversion and immediately prior to the Effective Time shall consist of 1,000 shares of MCNT Stock, of which 100 shares shall be issued and outstanding. All issued and outstanding equity interests of MCNT as of the Disclosure Schedule Date are, and, following the consummation of the MCNT Conversion and immediately prior to the Effective Time, all issued and outstanding shares of MCNT Stock shall be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Texas Code, the MCNT Constituent Instruments, the MCNT Conversion Documents or any Contract to which MCNT is a party or is otherwise bound.

2.5 Litigation. As of the Disclosure Schedule Date, there is no Action pending or, to MCNT’s Knowledge, threatened against or affecting MCNT that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect for MCNT.

2.6 Financial Statements. MCNT shall have delivered by the Disclosure Schedule Date to Holdings true and complete copies of (a) the audited combined financial statements of MCNT and Impel, including the combined balance sheet as of December 31, 2010, and the related statements of operations, changes in members’ and shareholders’ deficit and cash flows, for the fiscal year then ended, accompanied by the audit report of BKD, LLP, and (b) unaudited combined financial statements of MCNT and Impel, including the combined balance sheet as of June 30, 2011, and the related statements of operations, changes in members’ and shareholders’ deficit and cash flows for the six month period then ended (collectively the “MCNT Financial Statements”). The MCNT Financial Statements present fairly the financial condition and results of operations of MCNT as of the dates thereof or for the periods covered thereby and have been prepared in accordance with GAAP.

2.7 Undisclosed Liabilities. There are no material liabilities of MCNT, other than (a) liabilities as disclosed, reflected or reserved against in the MCNT Financial Statements, (b) liabilities incurred in connection with the MCNT Conversion, the Merger and the Transactions, (b) liabilities incurred in the ordinary course of business, consistent with past practice since the most recent date of the MCNT Financial Statements, or (c) liabilities arising in the ordinary course of business out of Contract or Law and not required under GAAP to be reflected on the MCNT Financial Statements. Since the date of the MCNT Financial Statements, MCNT has operated its business only in the ordinary course and there have been no changes or developments in or affecting the business or operations of MCNT that has had or would reasonably be expected to have a Material Adverse Effect.

2.8 Material Contracts. Schedule 2.8 hereto lists all Contracts to which MCNT is bound. MCNT has delivered true, correct and complete copies of all such Contracts to Holdings. MCNT is not in breach of or in default under any Contract so listed on Schedule 2.8 hereto. Such Contracts are legal, valid and binding obligations of MCNT, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and as of the Disclosure Schedule Date have not been amended.

2.9 Compliance with Laws. To its Knowledge, MCNT has materially complied with and is in material compliance with all Laws and licensing requirements of Governmental Entities, and has not received any notices of material non-compliance with any Laws from any Government Entities. Additionally:

(a) MCNT has not submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including, without limitation, the False Claims Act, 31 U.S.C. §3729, or any other applicable federal or state false claim or fraud law.

(b) Neither MCNT nor, to MCNT’s Knowledge, any person or entity providing professional or other services to MCNT is presently, or has, engaged in any activities which are prohibited, or are cause for criminal or civil penalties and/or mandatory or permissive exclusion from any Health Care Program, including without limitation:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) presenting or causing to be presented a claim for reimbursement under any Health Care Program that is: (1) for an item or service the claimant knows or should know was not provided as claimed; (2) for an item or service the claimant knows or should know is false or fraudulent; or (3) for an item or service the claimant knows or should know is not medically necessary;

(iv) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on claimant’s behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment;

(v) knowingly or willfully soliciting or receiving any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in violation of any legal requirement with respect to any Health Care Program; or

(vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact under any Health Care Program.

(c) Neither MCNT nor, to MCNT’s Knowledge, any other employee or contracted agent of MCNT has, directly or indirectly:

(i) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors, in order to obtain business or payments from such persons in violation of any legal requirement;

(ii) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous Payment (as hereinafter defined) of any kind, nature or description to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person in violation of any legal requirement;

(iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment, gift or other distribution, whether in money, property or services (a “Payment”) to, or for the private use of, any governmental official, employee or agent where the Payment was in violation of any legal requirement;

(iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or

(v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to any person or entity with the intention or understanding that any part of such Payment would be used for any purpose other than that described in the documents supporting such Payment.

(d) Neither MCNT nor, to MCNT’s Knowledge, any other employee or contracted agent of MCNT has been convicted of, charged with, or investigated (other than as part of routine surveys) for:

(i) a criminal offense related to the delivery of an item or service under Medicare, Medicaid, or any other federal or state health care program, including without limitation any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block Grants to States for Social Services Program, respectively);

(ii) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service;

(iii) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a health care program operated by or financed in whole or in part by any federal or state government agency;

(iv) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or

(v) obstructing an investigation of any crime referred to in (i) through (iv) above.

(e) Neither MCNT nor, to MCNT’s Knowledge, any of its employees has been excluded or suspended from participation in any Health Care Program or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency with respect to such program.

2.10 Affiliated Transactions. Except as set forth on Schedule 2.10 hereto, no MCNT Holder (a) is a party to any Contract with MCNT other than the Transaction Documents and the employment agreements contemplated in Sections 6.6 and 7.5 herein, or (b) owns any asset used in, or necessary to, the conduct of the business of MCNT.

2.11 Taxes. MCNT has timely filed all returns, reports, declarations or statements relating to taxes (“Tax Returns”) required to be filed in accordance with all applicable Laws. All Tax Returns are true, correct and complete in all material respects. All taxes which are due and payable by MCNT have been timely paid in full. There is no Action pending or threatened against or affecting MCNT with regard to any taxes or Tax Returns. MCNT has provided or made available to Ventures true, correct and complete copies of all Tax Returns for 2008, 2009 and 2010. Any MCNT unpaid taxes as of the latest date reflected in the MCNT Financial Statements are reflected as a reserve for taxes on the MCNT Financial Statements.

ARTICLE III

Representations and Warranties of Ventures and Merger Sub

Ventures and Merger Sub hereby, jointly and severally, make the following representations and warranties to MCNT and the MCNT Holders as of the Disclosure Schedule Date and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date).

3.1 Organization, Standing and Power.

(a) Ventures is duly organized, validly existing and in good standing under the laws of State of Texas and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Material Adverse Effect. Ventures is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Ventures has delivered to MCNT true and complete copies of the Ventures Constituent Instruments.

(b) Merger Sub is duly organized, validly existing and in good standing under the laws of State of Texas and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Material Adverse Effect. Merger Sub is duly qualified to do business in the State of Texas. Merger Sub has delivered to MCNT true and complete copies of the Merger Sub Constituent Instruments. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the Effective Time, will have engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated herein. Ventures owns, and immediately prior to the Effective Time shall continue to own, of record and beneficially, all outstanding shares of capital stock of Merger Sub.

3.2 Authority; Execution and Delivery; Enforceability. Subject to the affirmative vote of seventy-five percent (75%) of the partners of Ventures (the “Ventures Partner Vote”), Ventures and Merger Sub have all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation by Ventures and Merger Sub of the Transactions have been duly authorized and approved by the Ventures Committee and, prior to the Closing, each of the UANT/USMD Contribution and the Transactions shall have been authorized and approved by the Ventures Partner Vote. This Agreement has been duly executed and delivered by Ventures and Merger Sub and is enforceable against each in accordance with its terms, subject to the Enforceability Exceptions and the Ventures Partner Vote.

3.3 No Conflicts: Consents. The execution and delivery by Ventures and Merger Sub of this Agreement do not, and the consummation by Ventures and Merger Sub of the Transactions and compliance with the terms hereof will not, except as set forth on Schedule 3.3 hereto, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien, other than a Permitted Lien, upon any material property or material asset of Ventures or Merger Sub under, any provision of (i) the Ventures Constituent Instruments, (ii) the Merger Sub Constituent Documents, (iii) any Contract to which Ventures or Merger Sub or any of their respective properties or assets is subject, or (iv) any material Law applicable to Ventures, Merger Sub or any of their respective properties or assets, or (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, by Ventures or Merger Sub or any Affiliate of either Ventures or Merger Sub except for (i) the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Texas; and (ii) except as may be required by the HSR Act.

3.4 Capital Structure. The capital structure of Ventures as of the Disclosure Schedule Date is as set forth on Schedule 3.4(a) hereto. Following the consummation of the Ventures Conversion and the Transactions, the outstanding partnership interests of Ventures shall be as set forth on Schedule 3.4(b) hereto, subject to adjustment solely as may be required pursuant to Section 1.4 of this Agreement, the Impel Agreement and the UANT Agreement, each as in effect on the date hereof or as amended with the consent of all parties hereto. All of the partnership interests in Ventures immediately following the consummation of the Ventures Conversion and immediately prior to the Effective Time, including, without limitation, the Merger Consideration, shall be duly authorized, issued in accordance with and subject to only those terms, rights and preferences set forth in the Limited Partnership Agreement of Ventures in the form attached to Schedule 3.4(c) hereto, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, or any other Contract.

3.5 Litigation. As of the Disclosure Schedule Date, there is no Action pending or, to Ventures’s Knowledge, threatened against or affecting Ventures or Merger Sub that (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect for Ventures or Merger Sub.

3.6 Financial Statements. Ventures shall have delivered by the Disclosure Schedule Date to MCNT true and complete copies of (a) audited combined financial statements of UANT and Ventures, including balance sheet as of December 31, 2010 and December 31, 2009, and the related statements of operations, changes in partners equity (deficit) and cash flows, for the fiscal years then ended, accompanied by the audit reports of Grant Thornton LLP, and (b) unaudited combined financial statements of UANT and Ventures, including balance sheet as of June 30, 2011, and the related statements of operations, changes in partners equity (deficit) and cash flows for the six month period then ended (collectively the “Ventures Financial Statements”). The Ventures Financial Statements present fairly the financial condition and results of operations of UANT and Ventures as of the dates thereof or for the periods covered thereby and have been prepared in accordance with GAAP.

3.7 Undisclosed Liabilities. There are no material liabilities of Ventures or Merger Sub, other than (a) liabilities as disclosed, reflected or reserved against in the Ventures Financial Statements, (b) liabilities incurred in connection with the Ventures Conversion, the Merger and the Transactions, (b) liabilities incurred in the ordinary course of business, consistent with past practice since the most recent date of the Ventures

Financial Statements, or (c) liabilities arising in the ordinary course of business out of Contract or Law and not required under GAAP to be reflected on the Ventures Financial Statements. Since the date of the Ventures Financial Statements, Ventures has operated its business only in the ordinary course and there have been no changes or developments in or affecting the business or operations of Ventures that has had or would reasonably be expected to have a Material Adverse Effect.

3.8 Material Contracts. Schedule 3.8 hereto lists all Contracts to which Ventures and/or Merger Sub is bound. Ventures has delivered true, correct and complete copies of all such Contracts to MCNT. Neither Ventures nor Merger Sub is in breach of or in default under any Contract so listed on Schedule 3.8 hereto. Such Contracts are legal, valid and binding obligations of Ventures and/or Merger Sub, as the case may be, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and as of the Disclosure Schedule Date have not been amended.

3.9 Compliance with Laws. To its Knowledge, Ventures and its affiliates have materially complied with and are in material compliance with all Laws and licensing requirements of Governmental Entities, and Ventures has not received any notices of material non-compliance with any Laws from any Government Entities. Additionally:

(a) Ventures has not submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including, without limitation, the False Claims Act, 31 U.S.C. §3729, or any other applicable federal or state false claim or fraud law.

(b) Neither Ventures nor, to Ventures’s Knowledge, any person or entity providing professional or other services to Ventures or any of its Affiliates is presently, or has, engaged in any activities which are prohibited, or are cause for criminal or civil penalties and/or mandatory or permissive exclusion from any Health Care Program, including without limitation:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) presenting or causing to be presented a claim for reimbursement under any Health Care Program that is: (1) for an item or service the claimant knows or should know was not provided as claimed; (2) for an item or service the claimant knows or should know is false or fraudulent; or (3) for an item or service the claimant knows or should know is not medically necessary;

(iv) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on claimant’s behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment;

(v) knowingly or willfully soliciting or receiving any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in violation of any legal requirement with respect to any Health Care Program; or

(vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact under any Health Care Program.

(c) Neither Ventures nor, to Ventures’s Knowledge, any other employee or contracted agent of Ventures or any of its Affiliates has, directly or indirectly:

(i) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors, in order to obtain business or payments from such persons in violation of any legal requirement;

(ii) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous Payment (as hereinafter defined) of any kind, nature or description to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person in violation of any legal requirement;

(iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to, or for the private use of, any governmental official, employee or agent where the Payment was in violation of any legal requirement;

(iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or

(v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to any person or entity with the intention or understanding that any part of such Payment would be used for any purpose other than that described in the documents supporting such Payment.

(d) Neither Ventures nor, to Ventures’s Knowledge, any other employee or contracted agent of Ventures or any of its Affiliates has been convicted of, charged with, or investigated (other than as part of routine surveys) for:

(i) a criminal offense related to the delivery of an item or service under Medicare, Medicaid, or any other federal or state health care program, including without limitation any program funded under Title V or Title XX of the Social Security Act (the Maternal and Child Health Services Program or the Block Grants to States for Social Services Program, respectively);

(ii) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service;

(iii) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a health care program operated by or financed in whole or in part by any federal or state government agency;

(iv) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or

(v) obstructing an investigation of any crime referred to in (i) through (iv) above.

(e) Neither Ventures nor, to Ventures’s Knowledge, any of its employees has been excluded or suspended from participation in any Health Care Program or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency with respect to such program.

3.10 Affiliated Transactions. Except as set forth on Schedule 3.10 hereto, no holder of partnership interests in Ventures (a) is a party to any Contract with Ventures other than the Transaction Documents and the employment agreements contemplated in Sections 6.6, and 7.5 herein, or (b) owns any asset used in, or necessary to, the conduct of the business of Ventures or any of its Affiliates.

3.11 Taxes. Ventures has timely filed all Tax Returns required to be filed in accordance with all applicable Laws. All Tax Returns are true, correct and complete in all material respects. All taxes which are due and payable by Ventures have been timely paid in full. There is no Action pending or threatened against or affecting Ventures or Merger Sub with regard to any taxes or Tax Returns. Ventures has provided or made available to MCNT true, correct and complete copies of all Tax Returns for 2008, 2009 and 2010. Any Ventures unpaid taxes as of the latest date reflected in the Ventures Financial Statements are reflected as a reserve for taxes on the Ventures Financial Statements.

ARTICLE IV

Representations and Warranties of Holdings

Holdings hereby makes the following representations and warranties to MCNT and the MCNT Holders as of the Disclosure Schedule Date and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date).

4.1 Organization, Standing and Power. Holdings is duly organized, validly existing and in good standing under the laws of State of Delaware and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which would not reasonably be expected to have a Material Adverse Effect. Holdings is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Holdings has delivered to MCNT true and complete copies of the Holdings Constituent Instruments.

4.2 Authority; Execution and Delivery; Enforceability. Holdings has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Holdings of this Agreement have been duly authorized and approved by its board of directors and no other proceedings on the part of Holdings are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings and, subject to the Enforceability Exceptions, is enforceable against Holdings in accordance with its terms.

4.3 No Conflicts; Consents. The execution and delivery by Holdings of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien, other than a Permitted Lien, upon any of the shares of common stock of Holdings or properties or assets of Holdings under, any provision of (a) the Holdings Constituent Instruments, (b) any Contract to which Holdings or any of its properties or assets are subject, or (c) any material Law applicable to Holdings or its properties or assets or (b) require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity.

4.4 Capital Structure.

(a) As of the Disclosure Schedule Date the authorized capital stock of Holdings consists of 1,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding as of the

Disclosure Schedule Date, and 49,000,000 shares of common stock of Holdings, par value $.01 (“Holdings Stock”), of which 37,900 are issued and outstanding as of the Disclosure Schedule Date. As of the Disclosure Schedule Date, up to 1,960,900 shares of Holdings Stock are reserved for issuance under the Holdings Equity Plan. Except as set forth above or in connection with the UANT/USMD Contribution, no shares of capital stock or other voting securities of Holdings are issued, reserved for issuance or outstanding.

(b) Immediately following the consummation of the Merger, the Impel Merger and the UANT/USMD Contribution, (i) the authorized capital stock of Holdings shall consists of 1,000,000 shares of preferred stock, $0.01 par value, of which no shares shall be issued and outstanding as of the Closing Date, 49,000,000 shares of Holdings Stock, of which 10,037,900 shares are expected to be issued and outstanding as of the Closing Date and 1,960,900 shares shall be reserved for issuance under the Holdings Equity Plan as of the Closing Date and (ii) the capital structure of Holdings’ Subsidiaries shall be as set forth on Schedule 4.4(b) hereto. Schedule 4.4(b) sets forth (i) the name and jurisdiction of each Subsidiary of Holdings immediately following the Closing, and (ii) a complete and accurate list of all outstanding securities beneficially owned by Holdings or its Subsidiaries immediately following Closing. Except as set forth above, immediately following the consummation of the Merger, the Impel Merger and the UANT/USMD Contribution, no shares of capital stock or other voting securities of Holdings shall be issued, reserved for issuance or outstanding.

(c) Except as set forth in Schedule 4.4(c), all outstanding shares of Holdings Stock are, and will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Holdings Constituent Instruments or any Contract to which Holdings is a party or is otherwise bound. The shares of Holdings Stock shall be issued in compliance with the registration requirements set forth in the Securities Act and the rules and regulations promulgated thereunder.

4.5 Financial Statements. Holdings shall have delivered by the Disclosure Schedule Date to MCNT true and complete copies of (a) audited consolidated financial statements of USMD, Inc., including consolidated balance sheets of USMD Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the two years then ended, accompanied by the audit report of Grant Thornton, LLP, and (b) unaudited consolidated financial statements of USMD, Inc., including consolidated balance sheets of USMD Inc. as of June 30, 2010 and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the six months then ended (collectively the “USMD Financial Statements”). The USMD Financial Statements present fairly the financial condition and results of operations of USMD as of the dates thereof or for the periods covered thereby and have been prepared in accordance with GAAP.

4.6 Undisclosed Liabilities. There are no material liabilities of USMD, Inc. other than (a) liabilities as disclosed, reflected or reserved against in the USMD Financial Statements, (b) liabilities incurred in connection with the Merger, the Transactions, the Impel Agreement and the UANT Agreement, (b) liabilities incurred in the ordinary course of business, consistent with past practice since the most recent date of the USMD Financial Statements, or (c) liabilities arising in the ordinary course of business out of Contract or Law and not required under GAAP to be reflected on the USMD Financial Statements. Since the date of the USMD Financial Statements, USMD, Inc. has operated its business only in the ordinary course and there have been no changes or developments in or affecting the business or operations of USMD, Inc. that has had or would reasonably be expected to have a Material Adverse Effect.

4.7 SEC Filings; Information Provided.

(a) Each of the S-4 Registration Statement, S-4 Amendment, Prospectus (each as defined below and including any amendments or supplements thereto) and any other document filed by Holdings with the SEC prior to the Closing (including any amendments or supplements thereto) complies, or shall comply at the time that such document is filed, in all material respects with the Securities Act and Exchange Act, as the case may be, and all applicable rules and regulations promulgated thereunder.

(b) Since July 25, 2011, Holdings has filed all statements, registration statements, forms and other documents required to be filed with the SEC (the “Holdings SEC Documents,” which term shall not include the S-4 Registration Statement, S-4 Amendment, Prospectus or any amendments or supplements thereto). As of their respective dates, and giving effect to any amendments thereto, (i) the Holdings SEC Documents comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) none of the Holdings SEC Documents (A) contain, or shall contain on the date on which such document is filed with the SEC, any statement which at such time and in light of the circumstances under which such statement is made, is false and misleading with respect to any material fact, or (ii) omit, or shall omit on the date on which such document is filed with the SEC, to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading.

(c) None of the S-4 Registration Statement, S-4 Amendment, Prospectus (including any amendments or supplements thereto) or any other document filed by Holdings with the SEC prior to the Closing (including any amendments or supplements thereto) (i) contain, or shall contain on the date on which such document is filed with the SEC, which at such time and in light of the circumstances under which such statement is made, is false and misleading with respect to any material fact, (ii) omit, or shall omit on the date on which such document is filed with the SEC, to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading or (iii) with respect to the Prospectus, omit to state any material fact required to be stated therein or necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the MCNT Stockholder Vote, which has become false or misleading; provided, however, the foregoing representations and warranties shall not be breached to the extent, and only to the extent, that such representations and warranties are inaccurate due to Holdings’s reliance upon written information furnished to Holdings by MCNT, UANT or Ventures expressly for use in connection with such S-4 Registration Statement, S-4 Amendment, Prospectus (including any amendments or supplements thereto) or any other document filed by Holdings with the SEC prior to the Closing.

ARTICLE V

Covenants

5.1 Consents and Approvals.

(a) Each of the Parties shall use its best efforts in good faith to obtain at the earliest practicable date any approvals, authorizations and consents necessary, and shall take such actions as the other Parties may reasonably request, to consummate the Transactions and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the Transactions.

(b) As promptly as reasonably practicable following the execution of this Agreement, each of the Parties (so far as it is legally bound to do so) shall make, or shall cause its ultimate parent entity (as that term is defined in the HSR Act) to make, all pre-transaction notification filings required under the HSR Act, and required under any other applicable Antitrust Laws (which shall be made no later than ten (10) Business Days after the date hereof or on such other subsequent date as the Parties mutually agree or the earlier date required by the applicable Law). Each of the Parties shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any required filings under the HSR Act or any applicable Antitrust Laws; and (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to any Antitrust Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby and in a manner that protects attorney-client or attorney work product privilege. Further, without limiting the obligations stated in this Section 5.1(b), the Parties shall each use their best efforts to respond to and comply with any request for information regarding the transactions contemplated hereby or filings under the HSR Act or any applicable Antitrust Laws from any Antitrust Authority. No Party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement, at the behest of any Governmental Entity or otherwise, without the consent of the other Parties, which consents shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other Party’s outside counsel) upon request copies of all correspondence between such Party and any Antitrust Authority relating to the transactions contemplated by this Agreement. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with an Antitrust Authority regarding the transactions contemplated by this Agreement shall include representatives of each Party. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Antitrust Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party. The Parties will, at their own expense, use their best efforts to obtain all required approvals from any Antitrust Authority, including approval under the HSR Act, and to avoid or eliminate each and every other impediment to Closing under the HSR Act as expeditiously as possible.

(c) Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall any Party, without the prior written consent of the other Parties, (i) agree to sell, divest, dispose of or hold separate any assets or businesses of such Party or any of its Subsidiaries, or otherwise take or commit to take any action that could reasonably limit such Party or its Subsidiaries’ freedom of action with respect to, or their ability to retain, one or more Subsidiaries, businesses, assets or affiliations or (ii) agree or otherwise become subject to any restrictions, conditions, limitations, licensing requirements, or other understandings on or with respect to the assets or the operation of the business of any Party or any of its Subsidiaries.

5.2 Operation in Ordinary Course. Each of the Parties covenants that between the date hereof and the Closing, except as contemplated hereby or with the prior consent of the other Parties, it shall refrain from: (a) entering into any transaction with respect to its business other than in the ordinary course; (b) permitting any encumbrance, mortgage, pledge or lease of or on any material asset; (c) disposing of any material asset; or (d) incurring any material liabilities, other than indebtedness incurred in the ordinary course of business under already established credit facilities.

5.3 Public Announcements. None of the Parties shall issue any press release or make any such public statement regarding the Transactions without the prior written consent of the other Parties, except as may be required by applicable Law after consultation with the other Parties.

5.4 Access to Information.

(a) Subject to compliance with applicable Law, each of the Parties shall permit each other’s Parties’ representatives to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to such Party, except as could reasonably be expected to result in disclosure of information or materials protected by attorney client, attorney work product or other legally recognized privileges or immunity from disclosure. Each Party shall use its good faith efforts to work with the other Parties to seek such access to such information at times and under circumstances that do not materially interfere with the business or operations of any other Party.

(b) Holdings shall use commercially reasonable efforts to promptly respond to requests for information from Ventures, MCNT and their respective representatives, including their investment advisors and outside counsel, regarding the status and terms of any debt financing Holdings pursues in connection with the transactions contemplated by this Agreement or to fund the working capital or general corporate needs of Holdings and its subsidiaries prior to, at or following the Effective Time (the “Financing”), and shall provide to Ventures and MCNT (or their investment advisors and outside counsel) for review and comment copies of all drafts of material definitive documentation relating to the same. Holdings shall not, and shall not permit any of its subsidiaries, to enter into any letter of intent, amendment to any previously executed letter of intent or definitive agreements for equity financing, and shall not solicit equity financing of any kind.

5.5 Registration Statement; Prospectus. Holdings shall, as promptly as practicable, prepare and file with the SEC an amendment (the “S-4 Amendment”) to that registration statement on Form S-4, dated July 21, 2011, File No. 333-171386 (the “S-4 Registration Statement”), in form and substance mutually agreed by the Parties, containing a proxy statement/prospectus prepared in connection with the registration under the Securities Act of the issuance of the shares of Holdings Stock pursuant to the transactions contemplated by the UANT/USMD Contribution and to be used in connection with the MCNT Stockholder Vote (the “Prospectus”). Holdings shall use its reasonable best efforts to have the S-4 Registration Statement, as amended by the S-4 Amendment, declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and shall keep the S-4 Registration Statement, as amended by the S-4 Amendment, effective through the Closing (and the period during which any post-Closing adjustments to the Merger Consideration may be made). MCNT shall use its reasonable best efforts to cause the Prospectus to be disseminated to the MCNT Holders at the earliest practicable date after the effectiveness of the S-4 Registration Statement, as amended by the S-4 Amendment. MCNT and Ventures shall provide Holdings with all information relating to their respective entities required to be included in the S-4 Registration Statement and the S-4 Amendment as soon as reasonably practicable. If, at any time any fact or event relating to MCNT, Impel, Ventures, Holdings or any of their Subsidiaries or Affiliates, which should be set forth in the S-4 Registration Statement or in an amendment or supplement thereto, should be discovered by MCNT, Impel, Holdings or Ventures, the discovering Party shall, promptly after becoming aware thereof, inform the other Parties of such fact or event and Holdings shall provide the other Parties with a reasonable opportunity to review and comment on any amendment or supplement to the S-4 Registration Statement or Prospectus prior to it being filed with the SEC.

5.6 Listing Application. Holdings shall, as soon as practicable, prepare and submit to NASDAQ a listing application with respect to the listing on the Nasdaq Capital Market of shares of Holdings Stock issuable pursuant to the UANT/USMD Contribution, and shall use its best efforts to obtain, prior to the Closing, approval for the listing of the shares of Holdings Stock on Nasdaq Capital Market, or another stock exchange agreed to in writing by the Parties, subject in either case to official notice of issuance.

5.7 Notice of Developments. From the date hereof until the Closing, each Party shall give the other Parties prompt written notice, upon becoming aware of any event or circumstance that has resulted in, or could reasonably be expected to result in, a breach of, or inaccuracy in, any of the representations and warranties, or a breach of any covenant, made by such Party under this Agreement.

5.8 [Reserved.]

5.9 Indemnification.

(a) From and after the Closing Date, Holdings shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of MCNT with respect to all acts or omissions by them in their capacities as directors and/or officers at any time prior to or on the Closing Date. Holdings agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the

Closing Date as provided in the MCNT Constituent Instruments or the MCNT Conversion Documents and any indemnification agreements or arrangements of MCNT shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of such indemnitees unless such modification is required by applicable Law. In addition, Holdings shall pay any expenses of any such indemnitee under this Section 5.9, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding the foregoing, no indemnification shall be paid by Holdings to an indemnitee under this Section 5.9(a) to the extent that an indemnitee has been reimbursed for such sums by an insurer or for any amount payable by an indemnitee under a final non-appealable judgment entered against such indemnitee after a verdict (i) that the indemnitee is guilty of criminal conduct under federal, state or local law or (ii) in any shareholder derivative action against the indemnitee that requires repayment of personal profit or gain received by indemnitee as a result of indemnitee’s gross negligence, willful indifference, or bad-faith conduct.

(b) Holdings agrees that (i) the certificate of formation and the bylaws or comparable organizational documents of MCNT after the Closing shall contain the same provisions with respect to indemnification and exculpation from liability as are in effect on the date hereof, and that such provisions shall not be amended, repealed or otherwise modified following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of MCNT or any of its Subsidiaries, unless such modification is required by applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of MCNT or any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(c) The Parties agree that Holdings (or a third party at the direction of Holdings), at Holding’s sole expense, will pay at the Closing an amount sufficient to enable MCNT to purchase “tail” coverage for a period of six (6) years following the Closing Date under the directors and officers liability insurance policy of MCNT, as in effect on the Closing Date, up to an aggregate amount not to exceed $55,000. (“D&O Tail Premium Amount.”)

(d) In the event Holdings, MCNT or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Holdings shall ensure that proper provisions shall be made so that the successors and assigns of Holdings, MCNT or their respective subsidiaries (as applicable) assume the obligations set forth in this Section 5.9.

(e) This Section 5.9, which shall survive the Closing and shall continue for the periods specified herein (and if not so specified, shall survive indefinitely), is intended to benefit any Person or entity referenced in this Section 5.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.9 (whether or not Parties to this Agreement). The obligations of Holdings under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

5.10 Undertakings of Ventures. Ventures shall perform, or cause to be performed, when due, all obligations of Merger Sub under this Agreement.

5.11 Release and Waiver. Effective upon the Closing, each of Ventures, Merger Sub and Holdings, on its own behalf, and on behalf of any and all of their respective Subsidiaries and Affiliates and their respective officers, directors, managers, general partners, employees, owners, agents and representatives, hereby irrevocably waives, releases and discharges each MCNT Holder from any and all liabilities, debts or obligations to MCNT, Ventures, Merger Sub and Holdings and each of their respective Subsidiaries (which following the Closing, shall include MCNT) and Affiliates and their respective officers, directors, managers, general partners, employees, owners, agents and representatives of any nature or kind whatsoever, whether in his or her capacity as a MCNT Holder or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, excluding any liabilities arising solely in relation to the transactions contemplated by this Agreement, the Merger, the MCNT Conversion, the Impel Merger, the UANT/USMD Contribution, the transactions contemplated by the UANT Agreement and/or the Ventures Constituent Instruments.

5.12 Amendments to UANT Agreement. As promptly as possible following the date hereof, but in no event later than December 15, 2011, Ventures, Holdings and USMD shall amend the UANT Agreement in respect of the adjustments to the consideration payable thereunder to Ventures and the USMD Stockholders who do not contribute their stock in USMD to Ventures pursuant to the terms of that agreement. The amendment to the UANT Agreement shall be in a form satisfactory to MCNT.

5.13 Disclosure Schedules. On or prior to the Disclosure Schedule Date, each of MCNT, Ventures, Merger Sub and Holdings shall deliver to the other Parties schedules of exceptions to the respective representations and warranties each such Party is making herein and other schedules hereto that are not attached hereto on the date hereof, which may include, but shall not be limited to any schedules expressly contemplated by any representations and warranties. Any schedules or supplemental disclosure delivered by any Party to the other Parties on or prior to the Disclosure Schedule Date shall be deemed to have cured any inaccuracy of any representation or warranty made in this Agreement for all purposes hereunder, unless the other Parties invoke the failure of the closing condition set forth in Section 6.15 or Section 7.20, as applicable, and elect to terminate the Agreement within 7 Business Days following the Disclosure Schedule Date in accordance with Section 8.1(f) or 8.1(g), as applicable. If any representations or warranties are rendered inaccurate or misleading as a result of any disclosures schedules or supplemental disclosure delivered on or prior to the Disclosure Schedule Date, subject to the Parties rights under Sections 6.15, 7.20, 8.1(f) or 8.1(g) as applicable, the Parties shall amend this Agreement as may be necessary to render such representations and warranties accurate and no longer misleading.

5.14 Holdings Indebtedness. By no later than the Leverage Agreement Date, Holdings shall have demonstrated to MCNT’s satisfaction that Holdings shall have as of the Effective Time (a) leverage capacity acceptable to MCNT (measured as a ratio of total Holdings consolidated management company adjusted EBITDA, in each case calculated on a pro forma basis to account for the transactions contemplated by this Agreement and by each of the Impel Agreement and the UANT Agreement) and (b) a fixed charge coverage ratio acceptable to MCNT (measured as a ratio of total Holdings consolidated management company adjusted EBITDA to Holdings’s pro rata owned principal and interest expense, in each case calculated on a pro forma basis to account for the transactions contemplated by this Agreement and by each of the Impel Agreement and the UANT Agreement).

ARTICLE VI

Conditions Precedent to Obligations of Holdings, Ventures and Merger Sub

The obligations of Holdings, Ventures and Merger Sub to consummate the Transactions shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

6.1 Compliance. MCNT shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

6.2 Representations and Warranties. All of the representations and warranties made by MCNT in this Agreement and in all certificates and other documents delivered by MCNT pursuant hereto, shall have been true and correct in all material respects as of the Disclosure Schedule Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) changes approved in writing by Holdings and Ventures.

6.3 Consents, Licenses and Approvals. Each of Holdings and Ventures shall have received all required permits, licenses, contracts and third party consents set forth on Schedule 6.3 attached hereto in form satisfactory to Holdings and Ventures.

6.4 Appraisal. The aggregate number of shares of MCNT common stock immediately prior to the date of the MCNT Stockholder Vote, the holders of which have properly perfected appraisal rights in the manner provided by Section 10.356 of the Texas Code in respect of the MCNT Conversion and/or the Merger, shall not equal 10% or more of the shares of MCNT common stock outstanding as of the record date for the MCNT Stockholder Vote.

6.5 Transaction Documents. The Transaction Documents shall have been executed and delivered by all of the parties thereto and in a form and substance satisfactory to Holdings, Ventures and Merger Sub.

6.6 Employment of Physicians. All or substantially all of the Physicians shall have entered into employment agreements with the CNHO or a subsidiary of CNHO, in form and substance satisfactory to the board of directors of Holdings.

6.7 Management Services Agreement. Impel shall have executed and delivered to the CNHO the practice management services agreement in a form and substance satisfactory to the board of directors or Holdings.

6.8 Governmental and Regulatory Approvals.

(a) The S-4 Amendment shall have been filed with the SEC, the S-4 Registration Statement shall have been declared effective by the SEC and remain effective as of the Effective Time.

(b) The applicable waiting periods, together with any extensions thereof, under the HSR Act or other applicable Antitrust Laws shall have expired or terminated.

(c) There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Transactions may not be consummated as provided herein, no litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity or third party indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(d) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

6.9 MCNT Conversion. The MCNT Conversion shall have been consummated.

6.10 Ventures Conversion. The Ventures Conversion shall have been consummated.

6.11 Ventures Partner Vote. The Ventures Partner Vote shall been obtained.

6.12 Listing. NASDAQ shall have approved the listing on the Nasdaq Capital Market of shares of Holdings Stock issuable pursuant to the UANT/USMD Contribution or such shares shall have been approved for listing on another stock exchange agreed to in writing by the Parties.

6.13 Related Transactions. The transactions contemplated by each of the Impel Agreement and the UANT Agreement shall have been consummated and all other conditions precedent to the Closing of the USMD/UANT Contribution other than the Closing of this Merger shall have occurred or been waived by all Parties.

6.14 Exempt Offering of Ventures Partnership Interests. The equity holders of MCNT and Impel shall have furnished to Ventures such certifications as are reasonably necessary to confirm that Ventures may issue the partnership interests upon the consummation of the Merger as contemplated herein without registration under the Securities Act of 1933 and applicable state securities laws.

6.15 Disclosure Schedule Updates. Neither Holdings, Ventures nor Merger Sub shall have objected in writing to the other Parties’ schedules of exceptions and supplemental disclosure provided pursuant to Section 5.13 within 7 Business Days following the Disclosure Schedule Date.

ARTICLE VII

Conditions Precedent to Obligations of MCNT

The obligation of MCNT to consummate the Transactions shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

7.1 Compliance. Holdings and Ventures shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by Holdings, Ventures and Merger Sub on or before the Closing Date.

7.2 Representations and Warranties. All of the representations and warranties made by Holdings, Ventures and Merger Sub in this Agreement and in all certificates and other documents delivered by Holdings, Ventures and/or Merger Sub to MCNT pursuant hereto, shall have been true and correct in all material respects as of the Disclosure Schedule Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) for changes approved in writing by MCNT.

7.3 Consents, Licenses and Approvals. MCNT shall have received all required permits, licenses, contracts and third party consents set forth on Schedule 7.3 attached hereto in form satisfactory to MCNT.

7.4 Transaction Documents. The Transaction Documents shall have been executed and delivered by all of the parties thereto and in a form and substance satisfactory to MCNT.

7.5 Employment of Physicians. All or substantially all of the Physicians shall have entered into employment agreements with CNHO or a subsidiary of CNHO, in form and substance satisfactory to MCNT.

7.6 Governmental and Regulatory Approvals.

(a) The S-4 Amendment shall have been filed with the SEC, the S-4 Registration Statement shall have been declared effective by the SEC and remain effective as of the Effective Time.

(b) The applicable waiting periods, together with any extensions thereof, under the HSR Act or other applicable Antitrust Laws shall have expired or terminated.

(c) There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Transactions may not be consummated as provided herein, no litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity or third party indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(d) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

7.7 MCNT Stockholder Vote. The MCNT Stockholder Vote shall have been obtained.

7.8 Compliance. MCNT shall have determined in its reasonable judgment that: (i) the direct or indirect ownership by the Physicians of any of the securities issued by Holdings pursuant to this Agreement does not constitute a financial relationship for purposes of 42 U.S.C. 1395nn, the federal physician self-referral statute and regulations; and (ii) the operation of the businesses of the Parties and their Subsidiaries in the manner contemplated after the Closing will not violate any state or federal healthcare law, rule or regulation.

7.9 MCNT Conversion. The MCNT Conversion shall have been consummated.

7.10 Ventures Conversion. The Ventures Conversion shall have been consummated.

7.11 Ventures Constituent Instruments. The Ventures Constituent Instruments in the form satisfactory to MCNT shall have been executed and delivered by all of the parties thereto.

7.12 Related Transactions. Any amendments, restatement and/or supplement to the UANT Agreement, and all documents to be executed and delivered in connection therewith shall be in a form satisfactory to MCNT and the transactions contemplated by each of the Impel Agreement and the UANT Agreement (as so amended, restated and/or supplemented) shall have been consummated.

7.13 Tax Opinion. MCNT shall have received from Hallett & Perrin, P.C., tax counsel to Holdings, an opinion in the form satisfactory to MCNT.

7.14 Listing. NASDAQ shall have approved the listing on the Nasdaq Capital Market of shares of Holdings Stock issuable pursuant to the UANT/USMD Contribution or such shares shall have been approved for listing on another stock exchange agreed to in writing by the Parties.

7.15 Physician Compensation Plan. Holdings shall have (a) caused the CNHO to adopt a written and binding Physician Compensation Plan on terms satisfactory to MCNT (the “Plan”), (b) demonstrated to MCNT’s satisfaction the CNHO’s ability to continue funding and making the payments required under the plan over the duration of the Plan, and (c) not agreed or caused the CNHO’s obligation to continue funding and making the payments required under the plan to be subordinated to any creditors or potential creditors of Holdings or any of its subsidiaries, including the CNHO.

7.16 Holdings Indebtedness. Holdings shall (a) have demonstrated to MCNT’s satisfaction that Holdings shall have as of the Effective Time (i) leverage capacity acceptable to MCNT (measured as a ratio of total Holdings consolidated management company adjusted EBITDA, in each case calculated on a pro forma basis to account for the transactions contemplated by this Agreement and by each of the Impel Agreement and the UANT Agreement) and (ii) a fixed charge coverage ratio acceptable to MCNT (measured as a ratio of total Holdings consolidated management company adjusted EBITDA to Holdings’s pro rata owned principal and interest expense, in each case calculated on a pro forma basis to account for the transactions contemplated by this Agreement and by each of the Impel Agreement and the UANT Agreement), and (ii) have obtained the Financing on terms satisfactory to MCNT.

7.17 Ventures Equity Plan. Ventures shall have adopted and its partners approved the UANT Ventures, L.L.P. 2012 Class C Partnership Unit Compensation Plan in the form satisfactory to MCNT and Ventures.

7.18 Management Services Agreement. Impel and the CNHO shall have executed and delivered to each other the practice management services agreement in a form and substance satisfactory to MCNT.

7.19 Disclosure Schedule Updates. MCNT shall not have objected in writing to the other Parties’ schedules of exceptions and supplemental disclosure provided pursuant to Section 5.13 within 7 Business Days following the Disclosure Schedule Date.

7.20 Amendments to UANT Agreement. Any amendments to or waiver of any provision of the UANT Agreement (including any conditions precedent to the Closing of the USMD/UANT Contribution) following the date hereof shall be satisfactory to MCNT.

ARTICLE VIII

Miscellaneous

8.1 Termination. This Agreement and the Transactions may be terminated at any time on or before the Closing Date:

(a) by mutual consent of MCNT, Ventures and Holdings.

(b) by Holdings and/or Ventures, by written notice to MCNT, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by MCNT that would, individually or in the aggregate, result in a failure of a condition set forth in Article VI herein on any date following the Disclosure Schedule Date but prior to the Closing Date (it being understood that, for purposes of this Section 8.1(b), such date following the Disclosure Schedule Date but prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Article VI have been satisfied) and (ii) such breach has not been cured within 15 days after written notice is provided to MCNT of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured (it being agreed that any failure of MCNT to comply with its obligations under Section 5.13 shall not be capable of cure);

(c) by MCNT, by written notice to Holdings and Ventures, if (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement by Holdings, Ventures or Merger Sub that would, individually or in the aggregate, result in a failure of a condition set forth in Article VII herein on any date following the Disclosure Schedule Date but prior to the Closing Date (it being understood that, for purposes of this Section 8.1(c), such date following the Disclosure Schedule Date but prior to the Closing Date shall be substituted for the Closing Date in determining whether the conditions contained in Article VII have been satisfied) and (ii) such breach has not been cured within 15 days after written notice is provided to Holdings and Ventures of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured (it being agreed that any failure of Holdings, Ventures or Merger Sub to comply with its obligations under Section 5.13, and any failure of Holdings to comply with its obligations under Section 5.14 shall not be capable of cure);

(d) by any Party if such Party is not in breach hereunder and the Transactions have not been consummated by the Outside Closing Date;

(e) by any Party if the Holdings Shares are not approved to be listed for quotation on the Nasdaq Capital Market or another stock exchange that is agreed to in writing by all of the Parties;

(f) by either Holdings or Ventures if either objects in writing to any Parties’ schedules of exceptions and supplemental disclosure provided pursuant to Section 5.13 within 7 Business Days following the Disclosure Schedule Date;

(g) by MCNT if MCNT_objects in writing to any Parties’ schedules of exceptions and supplemental disclosure provided pursuant to Section 5.13 within 7 Business Days following the Disclosure Schedule Date; and

(h) by MCNT if any amendment to or waiver of any provision of the UANT Agreement (including any conditions precedent to the Closing of the USMD/UANT Contribution) is entered into or agreed to by the Parties thereto without MCNT’s consent.

If this Agreement is terminated pursuant to the foregoing provisions, then all provisions of this Agreement shall thereupon become void without any liability on the part of any Party hereto to any other Party hereto, except this Article VIII. The remedies set forth in this section shall be the exclusive remedies of the Parties with regard to a termination of this Agreement.

8.2 Expenses. Except as set forth in this Section 8.2 and Section 8.10, each of the Parties shall pay its own expenses incurred in connection with this Agreement and the Transactions. If and only if the transactions contemplated by this Agreement are consummated, Holdings shall pay for the reasonable and documented out of pocket costs and expenses of MCNT and Impel incurred in their investigation, due diligence and documentation related to this Agreement and the Transactions in a total aggregate amount not to exceed five hundred thousand dollars ($500,000.00). Such costs shall include without limitation fees paid by MCNT and Impel to attorneys, valuation advisors, financial and investment banking advisors. If the transactions contemplated by this Agreement are not consummated or if this Agreement is terminated pursuant to Section 8.1, Holdings shall have no obligation to pay for any fees or expenses incurred by any Party.

8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses or by facsimile at (or at such other address for a Party as shall be specified by like notice):

If to Ventures or Merger Sub, to:

UANT Ventures, L.L.P.

612 E. Lamar Blvd, Suite 700

Arlington, TX 76011

Attn: Managing Partner

Facsimile 817.472.7619

cc:	Chuck Milliken and Jim Stripling

 Decker, Jones, McMackin, McClane, Hall & Bates

 801 Cherry St., Unit #46

 Fort Worth, TX 76102

 Facsimile: 817.336.2181

If to Holdings, to:

USMD Holdings, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

Attn: Chief Executive Officer

Facsimile: 214.493.4092

If to MCNT, to:

9003 Airport Freeway, Suite 300

N. Richland, Texas 76180

Attn: Executive Administrator

Facsimile: 817.514.5210

cc:	Michael Levinson and Keith Trammell

 Hogan Lovells US LLP

 1200 Seventeenth St., Suite 1500

 Denver, CO 80202

 Facsimile: 303.899.7333

8.4 Amendments: Waivers: No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by each of the Parties hereto. After the execution of this Agreement, no provision of the Impel Agreement or the UANT Agreement, including any schedule or exhibit to any of the foregoing, may be waived, modified or amended without the prior written consent of MCNT. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

8.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.8 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) except as otherwise set forth in Section 5.9 above, is not intended to confer any rights or remedies upon any person other than the Parties.

8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.10 Submission to Jurisdiction.

(a) Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Texas. Each Party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Texas (and each appellate court located in the State of Texas) in connection with any such legal proceeding, including to enforce any Order or award;

(ii) consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Texas, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.3 is reasonably calculated to give actual notice;

(iii) agrees that each state and federal court located in the State of Texas shall be deemed to be a convenient forum;

(iv) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Texas any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v) agrees to the entry of an Order to enforce any Order or award made pursuant to this Section by the state and federal courts located in the State of Texas and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, Order or award is inconsistent with or violative of the Laws or public policy of the Laws of the State of Texas or any other jurisdiction.

(b) In the event of any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in the State of Texas.

8.11 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.13 Survival of Covenants. Each of the covenants and agreements contained in this Agreement and each of the Transaction Documents, shall survive the Closing indefinitely.

ARTICLE IX

Certain Definitions

As used herein, the following terms shall have the following meanings:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Antitrust Authority” means any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Laws, including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction.

“Antitrust Laws” means the HSR Act and any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Dallas, Texas.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means, with respect to any Party, any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument which involves more than $100,000 in payments by or to such Party during any 12 month period but excluding any contract that may be terminated by such Party at any time after the Closing without material liability, penalty or premium upon notice of 90 days or less.

“CNHO” means USMD Affiliated Services, a Texas non-profit corporation of which Holdings is the sole member.

“Disclosure Schedule Date” means December 15, 2011.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Health Care Program” means any Federal Health Care Program (as defined at 42 U.S.C. §1320a-7b(f)) or any health care program operated by or financed in whole or in part by any state or other government jurisdiction.

“Holdings Constituent Instruments” means the certificate of incorporation and bylaws of Holdings, each as amended to the date of this Agreement.

“Holdings Equity Plan” means the USMD Holdings, Inc. 2010 Equity Compensation Plan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means (a) with respect to MCNT, all facts actually known by each of its officers and directors on the Disclosure Schedule Date and (b) with respect to Ventures and Merger Sub, all facts actually known by each of its officers, executive committee, or directors on the Disclosure Schedule Date, and (c) with respect to Holdings all facts actually known by each of its officers and directors on the Disclosure Schedule Date.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Leverage Agreement Date” means February 1, 2012.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Material Adverse Effect” means, with respect to any Party, the existence of any fact or the occurrence of any change which, individually or in the aggregate, has had and would reasonably be expected to have a material adverse effect on (a) the ability of the Party to perform its obligations under this Agreement, (b) the ability of the Party to consummate the Transactions, or (c) the business, assets, operations, prospects or financial condition of such Party.

“Merger Sub Constituent Instruments” means the certificate of formation and bylaws of Merger Sub, each as amended.

“MCNT Constituent Instruments” means the certificate of formation and bylaws of MCNT in effect prior to the consummation of the MCNT Conversion, each as amended.

“MCNT Conversion Documents” means the certificate of formation and bylaws of MCNT in effect following the consummation of the MCNT Conversion, each as amended.

“MCNT Representative” means Richard C. Johnston, M.D.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity.

“Outside Closing Date” means June 30, 2012.

“Permitted Liens” means (a) any statutory liens for current year taxes or other charges not yet due and payable, (b) any mechanics, materialmen’s or similar statutory liens incurred in the ordinary course of business, not yet due and payable, and (c) any liens associated with any MCNT Corporate Level Debt.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Physicians” means the physicians identified on Schedule I attached hereto, and includes all licensed physicians who as of the Closing provide professional health care services to patients on behalf of MCNT as a Member, employee, or independent contractor of MCNT or an affiliate of MCNT.

“Schedule 1.4 Deferred Payment Obligations” means, in the case of UANT and Ventures, those certain deferred payments payable to Dr. David Ellis and Dr. H.P. Hezmall.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any Person of which a specified Person shall (a) own directly or indirectly at least a majority of the outstanding voting securities of such Person, (b) have the power to elect a majority of the board of directors or similar governing body of such Person or (c) the legal power to direct the business or policies of such Person.

“Texas Code” means the Texas Business Organizations Code, as amended.

“Transaction Documents” means such other and additional documents determined by any of the Parties to be required to consummate and Close the Transactions.

“Ventures Constituent Instruments” means the certificate of formation and limited liability partnership agreement of Ventures, each as amended on or prior to the Closing Date.

Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Agreement”	Preamble
“Amendment Date”	5.12
“Certificate of Merger”	1.1
“Class C Interests”	1.4(a)
“Closing”	1.5
“Closing Date”	1.5
“D&O Tail Premium Amount”	5.10(c)
“Dissenting Shares”	1.3(c)
“Effective Time”	1.1
“Enforceability Exceptions”	2.2
“Financing”	1.4(b)
“Holdings”	Preamble
“Holdings Stock”	4.4(a)
“Impel”	Recitals
“Impel Agreement”	Recitals
“Impel Merger”	Recitals
“MCNT”	Preamble
“MCNT Conversion”	Recitals
“MCNT Financial Statements”	2.6
“MCNT Holders”	Recitals
“MCNT Stock”	Recitals
“MCNT Stockholder Vote”	2.2
“Merger”	Recitals
“Merger Consideration”	1.4(a)
“Merger Sub”	Preamble
“Parties”	Preamble
“Party”	Preamble
“Payment”	2.9(c)(iii)
“Plan”	7.15
“Prospectus”	5.5
“S-4 Amendment”	5.5
“S-4 Registration Statement”	5.5
“Schedule 1.4 Adjustments”	1.4(c)
“Surviving Company”	1.2

Term	Section
“Tax Returns”	2.11
“Transactions”	1.5
“TX Dissenters Statute”	1.3(c)
“UANT”	Recitals
“UANT Agreement”	Recitals
“UANT/USMD Contribution”	Recitals
“USMD”	Recitals
“USMD Financial Statements”	4.5
“USMD Stockholders”	Recitals
“Venture Holders”	Recitals
“Ventures”	Preamble
“Ventures Conversion”	Recitals
“Ventures Financial Statements”	3.6
“Ventures Partner Vote”	3.2

(Signature Pages Follow.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDINGS:

USMD Holdings, Inc., a Delaware corporation

By:
Name:	John House, M.D.
Title:	Chairman and CEO

VENTURES:

UANT VENTURES, L.L.P. a Texas limited liability partnership

By:
Name:	Mark McCurdy, M.D.
Title:	Authorized Partner

MERGER SUB:

UANT ACQUISITION COMPANY, Inc., a Texas corporation
By UANT Ventures, LLP
Its Sole Member

By:
Name:	Mark McCurdy, M.D.
Title:	Authorized Partner

Signature Page to Agreement and Plan of Merger

MCNT:

The Medical Clinic of North Texas, a Texas professional association

By:
Name:	Richard Johnston, M.D.
Title:	President

Schedule 1.4(a)

Merger Consideration

MCNT Holder	Shares of MCNT Stock Owned	Pro Rata Percentage of Class C Partnership Interests to be Received
Adams, Amy MD	1	1%
Atkins, Baron MD	1	1%
Auvenshine, Michael MD	1	1%
Baker, Jeremy MD	1	1%
Barker, Thomas MD	1	1%
Barton, Courtney MD	1	1%
Bartos, Justin MD	1	1%
Bates, Edward MD	1	1%
Becerra, Oscar MD	1	1%
Belfi, Kendra MD	1	1%
Bindner, Stephen MD	1	1%
Brock, Steven MD	1	1%
Bucan-Kurepa, Jelena MD	1	1%
Buschow, Robert MD	1	1%
Carmichael, Kristen MD	1	1%
Case, Erin MD	1	1%
Cheng, Jung T MD	1	1%
Childers, James MD	1	1%
Chiniwala, Rupal MD	1	1%
Clifford, Susan K MD	1	1%
Conoley, Megan MD	1	1%
Copeland, Stephanie MD	1	1%
Cox Jr., Ralph, MD	1	1%
Culver, Jennifer MD	1	1%
Cummings, Fred MD	1	1%
Dalley, Albert MD	1	1%
Dejecacion, Jodie MD	1	1%
Demarie, Bryan MD	1	1%
Dias, Keryn MD	1	1%
Dickey, Russell MD	1	1%
Dooley, Christina MD	1	1%
Eldridge, James K MD	1	1%
Eppstein, Roger MD	1	1%
Fielder, Martin MD	1	1%
Fikkert, Chimene MD	1	1%
Finke, Mary MD	1	1%
Freeman, John W MD	1	1%
Gibson-Hull, Stacey MD	1	1%
Godbey, Teresa MD	1	1%

Godfrey, Mark MD	1	1%
Graham, Robert MD	1	1%
Guthrie, William MD	1	1%
Harris, Timothy MD	1	1%
Hays, Lowell MD	1	1%
Hunter, David MD	1	1%
Hutcheson, Richard MD	1	1%
Isaacs, Emily MD	1	1%
Jeffers, John MD	1	1%
Johnson, Steven E MD	1	1%
Johnston, Mark MD	1	1%
Johnston, Richard MD	1	1%
Jones, Carrie MD	1	1%
Kallam, G. Byron MD	1	1%
Kier, Carlos MD	1	1%
Krombach, R. Stephen MD	1	1%
Krum, Theodore MD	1	1%
Lam, Van MD	1	1%
Lehmann, Claudio MD	1	1%
Lester, Lynn MD	1	1%
Lorimer MD, Douglas D	1	1%
Mace-Motta, Cynthia DO	1	1%
Machos Jr., Robert MD	1	1%
Martin, John R MD	1	1%
Matthews, Edwin MD	1	1%
Maust, Joel MD	1	1%
McColm, Vincent MD	1	1%
Mewis, Beth MD	1	1%
Meyer, Carissa MD	1	1%
Meyer, Matthew MD	1	1%
Morrill, Audrey MD	1	1%
Nelson Jr., Edward MD	1	1%
Olivo, Julie MD	1	1%
Parrill, Ellen MD	1	1%
Pavey, Scott MD	1	1%
Penny, Richard MD	1	1%
Phipps, Lowell MD	1	1%
Raja, Kalyani MD	1	1%
Rathkamp, Quynh MD	1	1%
Readinger, James MD	1	1%
Reddy, Himabindu MD	1	1%
Russell, David MD	1	1%
Sanders, J. Paul MD	1	1%
Shore, Kenneth MD	1	1%
So, Ashley Unwoo MD	1	1%
Speaks, Lynn DO	1	1%

Strittmatter, Marla MD	1	1%
Summakia, Mohammed MD	1	1%
Talbot, Scott MD	1	1%
Teng, Jay MD	1	1%
Teng, Li Ray MD	1	1%
Torres, Louis MD	1	1%
Tran, Khang MD	1	1%
Viktorin, Gina MD	1	1%
Walker, Joel MD	1	1%
Wallace, Brent MD	1	1%
Walsh, Gayle MD	1	1%
Williams, Celeste DO	1	1%
Williams, Celeste DO SAG2	1	1%
Wittenberg, John MD	1	1%
Wood, John P MD	1	1%

Schedule 1.41

	A	B	C	D	E	F	G	H	I	J	K	L	M	N	O	P	Q
										USMD Enterprise Value		UANT Enterprise Value		Impel Enterprise Value		MCNT Enterprise Value
		Entity	Total Enterprise Value	Total Subsidiary Level Debt (+/- Net working capital excess (deficit)	Total Enterprise Value Less Subsidiary Level Debt	USMD Corporate Level Debt	Ventures/ UANT Corporate Level Debt	Impel Corporate Level Debt	MCNT Corporate Level Debt	% Own	$ Value	% Own	$ Value	% Own	$ Value	% Own	$ Value
5
6	USMD
7		USMD Arlington	169,550,000	(40,956,000)	128,594,000					5.00%	6,429,700	23.65%	30,409,909
8		USMD FW Hospital	46,060,000	(17,529,000)	28,531,000					20.00%	5,706,200	10.88%	3,104,173
9
10		USMD Hospital Division	31,880,000		31,880,000					100.00%	31,880,000
11		USMD Cancer Division	27,450,000		27,450,000					100.00%	27,450,000
12		Willowbrook Cancer	10,870,000	0	10,870,000					0.00%	0
13
14		USMD Litho Division
15		Management	5,550,000		5,550,000					100.00%	5,550,000
16		Minority Partnership Interests	9,920,000	(117,000)	9,803,000	(7,337,000)				*Varies	9,803,000
17
18		USMD Inc Holding Company Debt				(730,000)
19
20	Ventures
21		UANT
22		Cancer	46,290,000		46,290,000		(5,172,000)					100%	46,290,000
23		Imaging	4,730,000		4,730,000		(291,000)					100%	4,730,000
24		Lab	7,890,000		7,890,000		(60,000)					100%	7,890,000
25		Research	880,000		880,000							100%	880,000
26		Practice	5,370,000		5,370,000		(7,907,000)					100%	5,370,000
27
28		UANT Owned:
29		MetroStone Management	9,160,000		9,160,000							88.5472%	8,110,924
30		Dallas Stone Management	9,030,000		9,030,000							31.4453%	2,839,514
31		North Texas Stone Management	5,580,000	(90,000)	5,490,000							30.00%	1,647,000
32		Waxahachie Surgery Center										4.51%	41,000
33		US Urology										0.00%	0
34		Linked Urology Research Network										0.00%	0
35
36		UANT Ventures
37		Baylor Carrolton										0.00%	0
38		North Texas Hospital										0.88%	180,000
39		Neo - Alliance										0.00%	0
40
41		UANT Ventures (Corporate Debt)					(560,668)
42		UANT Lithotripsy (Corporate Debt)					(561,000)
43
44	Impel
45		Impel Management Services, L.L.C.	6,562,000		6,562,000									100%	6,562,000
46		Impel Consulting Experts	3,653,000		3,653,000									100%	3,653,000
47		Impel (Corporate Debt)						(313,163)
48
49	MCNT
50		Clinical Lab (TBD by VMG)			0											100%	0
51		Imaging (TBD by VMG)			0											100%	0
52		Other (TBD by VMG)			0											100%	0
53		Other (TBD by VMG)			0											100%	0
54		Other (TBD by VMG)			0											100%	0
55		Total MCNT (Per HCI)	57,300,000		57,300,000											100%	57,300,000
56		MCNT (Corp Debt & Deferred Comp Plans)							(13,472,086)
57

58		Total	457,725,000	(58,692,000)	399,033,000	(8,067,000)	(14,551,668)	(313,163)	(13,472,086)		86,818,900		111,492,520		10,215,000		57,300,000

59
60	Total Gross Enterprise Value										86,818,900		111,492,520		10,215,000		57,300,000
61	Adjustments:
62		Deferred Payout Obligations (as defined in Section 1.4(c)(iii) of the Agreement)									0						-
63		Net Working Capital Adjustment (as defined in Section 1.4(c)(iv) of the Agreement)									6,142,131		(2,207,220)		1,861,966		(854,489)
64		Surplus Assets (subset of working capital adjustment)									0		-		1,460,624		2,530,141
65		Approved Capital Expenditures (as defined in Section 1.4(c)(v) of the Agreement)									0		0		0		0

66	Adjusted Net Enterprise Value (Purchase Price)										92,961,031		109,285,300		13,537,590		58,975,652
67		Less: Indebtedness (columns F,G, H, I)									(8,067,000)		(14,551,668)		(313,163)		(13,472,086)
68

69	Adjusted Equity Value										84,894,031		94,733,632		13,224,427		45,503,566
70
71	Relative Value of Contribution to Holdings										35.616537%		39.744655%		5.548191%		19.090617%
72	Number of Shares of Holdings Stock										3,561,654		3,974,465		554,819		1,909,062

Schedule 1.42

USMD Net Working Capital Adjustments

	A	B	C	D	E
2	Accounts	Comments	USMD Inc Consolidated Management Company	USMD Inc Consolidated Management Company
3			Sept 30 2011	Acquisition Date
4	Cash		8,983,693
5	Management Fee AR (Hospital & Litho & CTC)		1,744,118
6	Allowance for Doubtful Accounts
7	Management Fee AR (CTC)
8	Federal Income Tax Refund
9	Deferred Tax Asset		177,245
10	AR Other Net of Allowance		23,575
11	Prepaids and Other Current Assets		340,979
12	Total Current Assets	Ties to G/L	11,269,610	-
13
14	Accounts Payable		120,871
15	Related Party Payable		5,940
16
17
18
19	Total Intercompany Receivable from LP		126,811
20
21	Intercompany Payable/(Receivable):		(294,493)
22	Due to Matrx
23	Due From USL
24	Due From Admin Svcs	Portion is attributable to Arl/FW/Litho LP
25	Due from CTC
26	Due to USMD Inc
27	Due to Admin
28	Total Intercompany	Subject to Reconciliation of LP related Exps	(294,493)
29
30	Accrued Interest Payable	TBD whether included or excluded	-
31	Accrued Expenses	Subject to review for completeness	3,287,177
32
33	Accrued Franchise Tax
34	Federal Taxes Payable
35	State Taxes Payable
36	Total Accrued Liabilities		3,287,177
37
38	Accrued Payroll Liabilities:
39	Accrued Payroll		1,187,392
40	Accrued PTO
41	Payroll Related Liabilities
42	Total Accrued Payroll		1,187,392	-
43
44	Current Portion of Debt	Excluded from Calculation
45	Total Current Liabilities	Ties to G/L	4,306,887	-
46
47	Net Working Capital		6,962,723	-	A
48
49	USMD Inc Net Working Capital Settlement Target
50
51			USMD Inc
52			9/30/11 YTD	Annualized
53				-
54	Management Fee Revenue		13,473,381	17,964,508
55	Arlington Staff Pass Through Revenue		4,143,438	5,524,584
56	Fort Worth Staff Pass Through Revenue		1,707,193	2,276,257
57	CTC Staff Pass Through Revenue		2,057,133	2,742,844
58	Physicists Revenue		2,307,241	3,076,321
59	Salary Processing Fee Revenue		29,420	39,227
60	Total Net Revenue (not incl. interest)		23,717,806	31,623,741
61
62	Less:
63			-	-
64	Arlington Staff Pass Through Revenue	Reimbursement of Cost (Contra Expense)	4,143,438	5,524,584
65	Fort Worth Staff Pass Through Revenue	Reimbursement of Cost (Contra Expense)	1,707,193	2,276,257
66	CTC Staff Pass Through Revenue	Reimbursement of Cost (Contra Expense)	2,057,133	2,742,844
67	Salary Processing Fee Revenue	Reimbursement of Cost (Contra Expense)	29,420	39,227
68	Total Cost Reimbursement (I.E Contra Expense)		7,937,184	10,582,912
69
70	Adjusted Net Revenue		15,780,622	21,040,829

71
72	Net Working Capital Target = Net Revenue @ 3.9%		615,444	820,592	B
73
74	Actual Net Working Capital Adjustment to Purchase Price as of Acquisition Date			6,142,131	A-B

Schedule 1.43

UANT/UANT Ventures Net Working Capital Adjustments

	A	B	C	D	E	F	G	H
1
2
3	Accounts	Comments	UANT & UANT Ventures Excluding Clinic	UANT & UANT Ventures Excluding Clinic		UANT Clinic & Video	UANT Clinic & Video
4			Sept 30 2011	Acquisition Date		Sept 30 2011	Acquisition Date
5	Cash		-
6	Net Patient AR	Subject to GAAP Collectibility Assessment	3,634,477
7	Allowance for Doubtful Accounts
8	Deposits
9
10
11	AR Other		537,178
12	Prepaids and Other Current Assets		629,789
13	Total Current Assets	Ties to G/L	4,801,444	-		-	-
14
15	Accounts Payable		(10,271)
16
17	Accrued Interest Payable	Not included in the calculation
18	Accrued Expenses	Subject to review for completeness	1,425,409
19	Accrued Bonus	Subject to review for completeness/Achievablity
20	Accrued Franchise Tax
21	Partner Withdraw Payable		113,898
22	State Taxes Payable
23	Total Accrued Liabilities		1,539,307	-		-	-
24
25	Accrued Payroll Liabilities:
26	Accrued Payroll		1,865,283
27	Accrued PTO
28	Payroll Related Liabilities
29	Total Accrued Payroll		1,865,283	-		-	-
30
31	Current Portion of Debt	Excluded from Calculation
32	Total Current Liabilities	Ties to G/L	3,394,319	-		-	-
33
34	Net Working Capital		1,407,125	-	A	-	-	X
35
36	UANT L.P.& UANT Ventures L.L.C. Inc Net Working Capital Settlement Target
37
38			UANT & UANT Ventures
39				9/30/11 YTD
40	UANT CTC Revenue			12,174,806
41	UANT Imaging Revenue			1,151,459
42	UANT Lab Revenue			2,643,607
43	UANT Research Revenue			475,982
46
47	Total Net Revenue (not incl. interest)		-	16,445,854
48
49	Less:
54
55	Total Adjustments		-	-
56
57	Adjusted Net Revenue Annualized		-	21,927,805

58
59	Net Working Capital Target = (Net Rev @ 3.9%)		-	855,184	B
60
61	UANT Clinic AR from VMG Report						2,849,700
62	UANT Inventory from VMG Report						152,000
63	UANT Accrued Expenses from VMG Report						(239,000)
64	Adjustment for Video NWC TBD by VMG (This number will be provided at later date, s/be immaterial)						(3,540)
65	Net Working Capital Target = (Predetermined Target Established by VMG)						2,759,160	Y
66		Working Capital Adjustment of Columns D and G		551,940	A-B		(2,759,160)	X-Y
67
68	Actual Net Working Capital Adjustment to Purchase Price as of Acquisition Date			(2,207,220)	(Cell D66 + G66)

Schedule 1.44

Impel Net Working Capital Adjustment

	A	B	C	D	E

3	Accounts	Comments	Impel
4			Sept 30 2011	Acquisition Date
5	Cash		2,081,358	TBD
6				TBD
7				TBD
8				TBD
9				TBD
10	Total Cash		2,081,358
11
12				TBD
13	Mgmt Fee AR		442,102	TBD
14	AR		10,891	TBD
15	AR Other		9,982	TBD
16	Prepaid		86,806	TBD
17	Intercompany AR		230,956	TBD
18	Note Receivable from MCNT	Applied to surplus asset schedules to be consistent with HCI		TBD
19	Deposits		66,450
20	Cash Surrender Value of Insurance	Applied to surplus asset schedules to be consistent with HCI
21	Other current assets
22	Total Current Assets		2,928,545	-
23
24	Accounts Payable		2,642	TBD
25
26	Accrued current liabilities		173,709
27	Accrued Interest Payable			TBD
28	Franchise tax (margin tax)		16,225	TBD
29	Accrued Payroll (A comp)	PTO liability is not adjusted monthly	600,076	TBD
30	Accrued 401k		1,092	TBD
31	Federal Taxes Payable	Not adjusted monthly		TBD
32	Deferred Revenue		26,610	TBD
33	Total Accrued Liabilities		817,712
34
35
36
37
38
39
40
41
42
43
44				TBD
45				TBD
46	Total Current Liabilities		820,354
47
48	Net Working Capital		2,108,191	-	A

49	Impel Net Working Capital Settlement Target
50
51			Impel & Ice
52			YTD	Annualized
53	Impel revenue		4,735,100	6,313,466
54	ICE revenue			-
55	Total Net Revenue (not incl. interest)		4,735,100	6,313,466
56
57
58
59
60
61
62
63
64
65
66
67	Less:
68
69			-	-
70
71	Adjusted Net Revenue		4,735,100	6,313,466

72
73	Net Working Capital Target = Net Revenue @ 3.9% per HCI analysis		184,669	246,225	B
74
75	Net Working Capital Adjustment to Purchase Price			1,861,966	A-B

Schedule 1.45

MCNT Net Working Capital Adjustments

	A	B	C	D	E

3	Accounts	Comments	MCNT
4			Sep 30 2011	Acquisition Date
5	Cash		864,755	TBD
6				TBD
7	Cash Restricted for LOC collateral		3,000,000	TBD
8				TBD
9	Total Cash		3,864,755
10
11
12	Other AR		(173,909)	TBD
13	Net Patient AR		8,440,748	TBD
14	Inventory	Mostly pharmacy at 45+ clinics	528,407	TBD
15	Prepaids		359,892	TBD
16	Intercompany Receivable from Impel			TBD
17	Deposits		68,198	TBD
18	Deferred Tax Asset	MCNT requested that DTA be excluded (USMD agreed if uant/usmd is consistent)
19	Total Current Assets		13,088,091	-
20
21	Accounts Payable		1,928,223	TBD
22	Intercompany payable to Impel		200,938
23	Accrued Interest Payable			TBD
24	Accrued Expenses		1,479,801	TBD
25	Accrued Payroll	PTO liability is not adjusted monthly	5,942,535	TBD
26	FIT Payable		34,087
27	401k payable		87,102
28	Accrued Franchise Tax		108,967	TBD
29	Federal Taxes Payable		-	TBD
30
31
32
33
34
35
36
37
38
39
40
41	Deferred Rent	Excluded from calc ok if consistent with UANT/USMD		TBD
42	Total Accrued Liabilities		7,652,492
43
44	Loans to shareholders		-	TBD
45	LOC			TBD
46	Total Current Liabilities		9,781,653
47
48	Net Working Capital		3,306,438	-	A
49
50		Net Working Capital Settlement Target
51
52			Sep 30 2011
53			YTD	Annualized
54	Professional Fee Revenue			-
55	Ancillary Revenue			-
56	Total Net Revenue (not incl. interest)		80,017,821	106,690,428
57
58	Less:
59
60
61
62
63
64
65
66
67	Total Cost Reimbursement (I.E Contra Expense)		-	-
68
69	Adjusted Net Revenue		80,017,821	106,690,428

70
71	Net Working Capital Target = Net Revenue @ 3.9%		3,120,695	4,160,927
72
73	Net Working Capital Target Subject to update from actual LOC balance			4,160,927	B
74
75	Net Working Capital Adjustment to Purchase Price			(854,489)	A-B